VSE CORPORATION
            2550 Huntington Avenue, Alexandria, Virginia 22303-1499
                  Telephone (703) 960-4600 Fax (703) 960-2688



PRESS RELEASE                                            FOR IMMEDIATE RELEASE
NASDAQ Stock Symbol:  VSEC  Contact:           C. S. Weber (CFO), 703/329-4770


                     "VSE AWARDED TEN YEAR NAVY CONTRACT"

     Alexandria, Virginia. August 18, 1995.-- VSE Corporation reported today that it has been awarded a cost-plus-award-fee contract by the U. S. Navy to provide engineering, technical, and logistics support services for various classes of U. S. ships bought, leased, or otherwise transferred to foreign governments. The initial value of the contract is approximately $202 million. If all options are exercised by the Government, the total contract value is estimated to be in excess of one billion dollars over a ten year period.

     To perform the contract, VSE has teamed with the international management and technology consulting firm of Booz Allen & Hamilton Inc. of McLean, Virginia, and with other subcontractors. The principal subcontractors of the Booz Allen and VSE ("BAV") team are: Newport News Shipbuilding, Newport News, Virginia; Ingalls Shipbuilding, Pascagoula, Mississippi; Cascade General, Portland, Oregon; Detyens Shipyards, Inc., Charleston, South Carolina; Lockheed Martin of Cherry Hill, New Jersey, and Syracuse, New York; W & W Logistics, West Caldwell, New Jersey; Atlantic Ordnance and Gyro, Inc., Norfolk, Virginia; George G. Sharp, Inc., Arlington, Virginia; B & D Marine and Industrial Boilers, Inc., Charleston, South Carolina; and Instrument Control Service, Inc., Pensacola, Florida.

     Under the terms of the contract, the BAV team will provide foreign recipients of about 100 U. S. ships to be bought, leased, or otherwise transferred through the foreign military sales (FMS) program with the means to support the ships by U S. contractors for the remainder of their life cycle. The program requires the BAV team to be familiar with all aspects of supporting ship systems for various classes of U. S. ships including the FF-1040, FF-1052, DDG-2, LST 1179, FFG-7 and other ships which are no longer in, or are planned for removal from, the U. S. Navy active ship inventory. The worldwide support services for this program include design, configuration management, field engineering, maintenance planning, maintenance, spare parts support, training, and casualty and depot level repair.

     VSE Chairman and CEO Donald M. Ervine said, "We are extremely pleased by the Navy's selection of VSE and the BAV team to perform this effort. We recognize that this opportunity will require close cooperation with the Navy and the full participation of every member of the BAV team to deliver the services required by our international trading partners."

     VSE provides engineering, development, testing and management services to maintain and modernize products, equipment, and systems, principally for agencies of the U. S. Government and other prime contractors. The company has about 1,200 employees providing services from more than 20 locations across the United States.

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